Exhibit 2.2

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THE OMITTED INFORMATION AS PRIVATE OR CONFIDENTIAL, AND SUCH INFORMATION IS NOT MATERIAL. OMISSIONS ARE IDENTIFIED AS [***].

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of July 10, 2026, by and between Azurity Pharmaceuticals, Inc., a Delaware corporation (the “Buyer”) and Matinas BioPharma Holdings, Inc., a Delaware corporation (the “Seller”). The Buyer and the Seller are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to them in ARTICLE XI hereof.

RECITALS

WHEREAS, as of the date hereof, the Seller legally and beneficially owns all of the issued and outstanding Equity Interests (the “Company Interests”) of Matinas BioPharma Nanotechnologies, Inc. (f/k/a Aquarius Biotechnologies Inc.), a Delaware corporation (the “Company”); and

WHEREAS, the Buyer wishes to purchase, and the Seller wishes to sell, convey, assign, transfer and deliver to the Buyer, all of the Company Interests, free and clear of all Liens on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I
PURCHASE AND SALE

Section 1.01 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing Date, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, all of the Company Interests, free and clear of all Liens, in exchange for aggregate consideration consisting of: (i) cash in the aggregate amount of Four Million Dollars ($4,000,000) (the “Cash Purchase Price”), (ii) the Milestone Payments, if any, as set forth in Section 1.03, (iii) the right to receive the Royalty Payments, if any, as set forth in ARTICLE VII and (iv) decreased by the amount of all outstanding Indebtedness ((i), (ii), (iii) and (iv) collectively, the “Purchase Price”).

Section 1.02 Payment of Cash Purchase Price. The Buyer shall pay, or cause to be paid, the Cash Purchase Price to the Seller at the Closing by wire transfer of immediately available funds to the applicable account(s) designated by the Seller.

Section 1.03 Milestone Payments.

(a) The Buyer shall pay to the Seller, in accordance with and subject to the terms of this Section 1.03 the following payments (each, a “Milestone Payment”) upon the achievement of the following milestone events (whether by the Buyer or any of its Affiliates or any Licensee) after the Closing Date (each, a “Milestone”):

(i) Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Activity Milestone Payment”) upon the First Commercial Sale of MAT2203 (the “Activity Milestone”);

(ii) Five Million Dollars ($5,000,000) (the “First Commercial Milestone Payment”) upon the first achievement of Fifty Million Dollars ($50,000,000) in cumulative global Net Sales of MAT2203 (the “First Commercial Milestone”); and

(iii) Ten Million Dollars ($10,000,000) (the “Second Commercial Milestone Payment”) upon the first achievement of One Hundred Million Dollars ($100,000,000) in cumulative global Net Sales of MAT2203 (the “Second Commercial Milestone”).

For the avoidance of doubt, each Milestone Payment shall be payable only once upon the first achievement of the applicable Milestone.

(b) The Buyer shall notify the Seller in writing of the achievement of each Milestone within thirty (30) days after the end of the calendar quarter in which such Milestone was achieved (each, a “Milestone Notice”).

(c) Within fifteen (15) Business Days after receipt of the invoice delivered to the Buyer from the Seller exemplifying the achievement of any Milestone, the Buyer shall deliver to the Seller the applicable Milestone Payment by wire transfer of immediately available funds to an account designated by the Seller.

(d) For the avoidance of doubt, any payments made pursuant to this Section 1.03 shall be treated for U.S. federal and applicable state and local income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

(e) For the avoidance of doubt, any failure or delay by the Buyer in delivering a Milestone Notice shall not affect Seller’s right to receive the applicable Milestone Payment upon achievement of such Milestone.

Section 1.04 Withholding. Buyer shall be entitled to deduct and withhold from the Purchase Price or any other consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be withheld and remitted to the appropriate Governmental Authority. Buyer shall use commercially reasonable efforts to provide advance written notice to Seller prior to any deduction or withholding pursuant to this Section 1.04 and shall reasonably cooperate with Seller to reduce or eliminate any such deduction or withholding. Any amounts deducted or withheld pursuant to this Section 1.04 shall be treated for all purposes of this Agreement as having been paid to the Seller.

ARTICLE II
CLOSING

Section 2.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLE VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures by electronic mail on the third (3rd) Business Day after the satisfaction or waiver (by the applicable Party hereto in writing) of the conditions set forth in ARTICLE VI (not including conditions which are to be satisfied by actions taken at the Closing but subject to the satisfaction or waiver (by the applicable Party hereto in writing) of those conditions at the Closing) or such other date as mutually specified by the Buyer and the Seller (the date on which the Closing actually occurs, the “Closing Date”).

Section 2.02 Deliveries by the Seller. At or prior to the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer the following:

(a) a stock power executed by the Seller, in form and substance reasonably acceptable to the Buyer, evidencing the transfer of the Company Interests to the Buyer;

(b) the organizational minutes book and governance records of the Company;

(c) an officer’s certificate of the Seller, in form and substance reasonably satisfactory to the Buyer, certifying that attached thereto are true, correct and complete copies of (i) the Organizational Documents of the Seller and (ii) resolutions duly adopted by the Seller’s governing body authorizing the execution, delivery and performance of this Agreement and the Transaction;

(d) the certificate required to be delivered pursuant to Section 6.02(e);

(e) a certificate of good standing of the Company issued by the Secretary of State of Delaware, dated no earlier than five (5) days prior to the Closing Date;

(f) a properly completed and duly executed Internal Revenue Service Form W-9 from the Seller;

(g) evidence of the third-party consents or approvals listed on Schedule 2.02(g);

(h) Resignations of all officers and directors of the Company;

(i) Signature cards in respect of any bank accounts held by the Company;

(j) Evidence of the purchase of the D&O Tail Policy (as defined below); and

(k) such other deliveries and documents relating to the Transaction as may be reasonably requested by the Buyer.

Section 2.03 Deliveries by the Buyer. At the Closing, the Buyer shall deliver to the Seller the following:

(a) the Cash Purchase Price;

(b) an officer’s certificate of the Buyer, in form and substance reasonably satisfactory to the Seller, certifying that attached thereto are true, correct and complete copies of (i) the Organizational Documents of the Buyer and (ii) excerpts of resolutions duly adopted by the Buyer’s governing body authorizing the execution, delivery and performance of this Agreement and the Transaction;

(c) the certificate required to be delivered pursuant to Section 6.03(e); and

(d) such other deliveries and documents relating to the Transaction as may be reasonably requested by the Seller.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the disclosure schedules delivered by the Seller to the Buyer on the date hereof (the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date as follows:

Section 3.01 Organization; Authority.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement, the performance by Seller of its obligations hereunder, and the consummation by the Seller of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Seller. This Agreement has been duly executed by the Seller, and assuming due authorization by the Buyer, constitutes a valid and binding obligation of the Seller, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally or general equitable principles.

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to conduct its business as presently conducted and as proposed to be conducted by it. The Seller has made available to the Buyer true and complete copies of the Company’s Organizational Documents as presently in effect.

Section 3.02 No Conflict. The execution, delivery and performance by the Seller of this Agreement and each of the Transaction Agreements to which the Seller is or will be a party or the consummation of the Transaction by the Seller does not contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a new right of termination, acceleration, modification or cancellation under or otherwise require the consent or waiver of, notice or declaration to, clearance, authorization or approval from or filing with any Person, including any Governmental Authority, pursuant to any provision of (a) the Organizational Documents of each of the Company and the Seller; (b) any material Contract to which the Company is a party; or (c) any Law applicable to the Company or the Seller or any of the Company’s properties or assets; or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any asset of the Company, except, in the case of clauses (b), (c), and (d), where such contravention, conflict, violation, default, right or Lien would not have, or be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.03 Capitalization; Subsidiaries. The Seller is the sole owner, beneficial and of record, of the issued and outstanding equity interests of the Company, free and clear of all Liens (other than Liens arising under applicable securities Laws). There is no existing option, warrant, call, right or agreement of any character to which the Company is a party requiring, and there are no securities of the Company outstanding, which upon conversion, exercise or exchange would require the issuance, sale or transfer of any additional equity interests or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase any equity interests in the Company. There are no outstanding stock appreciation, share purchase, phantom stock, profit participation or similar rights of the Company. The Company does not own or have any rights to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person. The Company does not have any Subsidiaries and does not currently own or control, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Company is not a participant in any joint venture, partnership or similar arrangement.

Section 3.04 Financial Statements and Undisclosed Liabilities.

(a) Financial Statements and Records. The financial statements (including any related notes) of the Seller and the Company that are accessible through the website links set forth on Schedule 3.04(a) of the Disclosure Schedules for fiscal years 2023, 2024, and 2025 (the “Financial Statements”) (1) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, except as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments none of which are material), (2) were prepared in accordance with, and are consistent with, the books and records of the Seller and its Subsidiaries (which books and records are correct and complete in all material respects) and (3) fairly present, in all material respects, the assets, liabilities and financial condition of the Seller and its Subsidiaries at their respective dates and the results of operations of the Seller and its Subsidiaries for the respective periods covered thereby. The financial records of the Company are true, correct and complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.

(b) Undisclosed Liabilities. As of the date hereof, the Company has no Liability, except for any Liability (1) disclosed, reflected or reserved against in the Financial Statements, (2) listed in Section 3.04(b) of the Disclosure Schedules, (3) that has arisen in its ordinary course of business since March 31, 2026 (which does not arise out of, relate to or result from and which is not in the nature of and was not caused by any breach of Contract, breach of warranty, tort, infringement or other violation of Applicable Law), (4) under this Agreement or otherwise in connection with the transactions contemplated herein or (5) which would not, individually or in the aggregate, reasonably be expect to be material the Company.

Section 3.05 Material Contracts. Section 3.05 of the Disclosure Schedules sets forth a true and complete list of all Contracts to which the Company is a party or otherwise bound (each, a “Material Contract”). The Seller has made available to the Buyer true, correct and complete copies of all Material Contracts, including all amendments and modifications thereto, and in the case of any oral Material Contract, a written summary of the material terms of such Material Contract. Each Material Contract is in full force and effect, is a valid, legal and binding obligation of the Company and each other party thereto, and is enforceable in accordance with its terms against the Company and each other party thereto, subject in each case to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law). Neither the Company nor, to the Knowledge of the Seller, any other party to any Material Contract, is in material default, breach or violation of any Material Contract, nor, to the Knowledge of the Seller, has any event occurred that with the lapse of time, or the giving of notice, or both, would constitute a material default, breach or violation under any Material Contract.

Section 3.06 Intellectual Property.

(a) All of the Company IP is either owned by the Company, free and clear of any and all Liens (other than Permitted Liens), or licensed to the Company pursuant to written agreements. Section 3.06(a) of the Disclosure Schedules sets forth a true and complete list of all registrations and applications for registration of Intellectual Property owned by the Company.

(b) To the Seller’s Knowledge, the conduct of the business of the Company, as currently conducted, does not infringe upon, misappropriate, dilute or otherwise violate the Intellectual Property rights or other proprietary rights of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has not received any written notice of any claims, and, to the Seller’s Knowledge, there are no pending or threatened claims, of any Persons alleging that that the conduct of the Company’s business is or may be infringing, misappropriating, diluting or otherwise violating, or has or may have infringed, misappropriated, diluted or otherwise violated, the Intellectual Property rights of any Person, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) To the Seller’s Knowledge, no Person is misappropriating, infringing, diluting or otherwise violating any of the Company IP. Within the past three years, no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation actions or Proceedings have been brought against any Person by the Company.

(d) The Company has taken commercially reasonable steps to protect, preserve and maintain the secrecy and confidentiality of all trade secrets, know-how and other proprietary or Confidential Information included in the Intellectual Property owned by the Company (“Confidential Company Information”). To the Knowledge of the Seller, there have been no breaches of security resulting in the disclosure of any material Confidential Company Information.

(e) (i) The Company IP (other than any applications for patents or other Intellectual Property) is valid and enforceable and (ii) neither the validity of, enforceability of, nor the Company’s title to, any Company IP is currently being challenged in any litigation or other Action to which the Company is a party.

Section 3.07 Employees; Benefit Plans. The Company does not have any employees. The Company has no Liability for any wages, salaries, bonuses, commissions, benefits, severance, termination payments, or payroll Taxes arising from or relating to any employment relationship. The Company is not party to and has no Liability with respect to any benefit plan.

Section 3.08 Absence of Litigation, Actions and Orders. There are no, and since January 1, 2023 there have been no (a) material Actions or Proceedings pending or, to the Knowledge of the Seller, threatened against the Company or the Company’s properties, rights or assets, or (b) Orders outstanding to which the Company or any of the Company’s material properties, rights or assets is or are subject. There are no material Actions or Proceedings as of the date hereof pending or, to the Knowledge of the Seller, threatened on behalf of or against the Company that challenge (i) the validity of this Agreement or any other Transaction Agreement to which the Company is a party or (ii) any action taken or to be taken by it pursuant to this Agreement or any other Transaction Agreement to which the Company is a party or in connection with the transactions contemplated hereby and thereby.

Section 3.09 Compliance with Laws. The Company is in compliance in all material respects with all applicable Laws. No investigation, claim, suit, Proceeding, audit or other Action by any Governmental Authority is pending or threatened in writing against the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

Section 3.10 Tax Matters.

(a) The Company has filed all income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. All income and other material Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid.

(b) The Company currently is not the beneficiary of any extension of time within which to file any income or other material Tax Return (other than an automatic extension of time not requiring the approval of any Governmental Authority). No written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets or equity of the Company. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(c) There is no dispute or claim concerning any Tax liability of the Company claimed or raised by any Governmental Authority in writing.

(d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law). The Company is not a party to or bound by any Tax allocation, indemnity or sharing agreement (other than contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(f) The Company has no liability for the Taxes of any Person under Treasury Regulations 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv) intercompany transactions or an excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v) installment sale or open transaction disposition made on or prior to the Closing Date;

(vi) prepaid amount received on or prior to the Closing Date; or

(vii) election under Code Section 108(i).

(h) Within the past three (3) years, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in party by Code Section 355 or Code Section 361.

(i) The Company is not and has not been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulations 1.6011-4(b).

(j) The Company does not have any Subsidiaries and does not own, directly or indirectly, any interest in any corporation, partnership, trust, joint venture, limited liability company, association, or other Person, in each case for Tax purposes.

Section 3.11 Environmental Matters.

(a) Hazardous Materials. The Company has not: (i) operated any underground storage tanks at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Authority or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. To the Knowledge of the Seller, no Hazardous Materials are present, as a result of the actions of the Company, or as a result of any actions of any third Person or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as “Hazardous Materials Activities”), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity. The Company has complied in all material respects with all Laws regulating the manufacture, labeling, packaging and disposal of the Product and the use, storage and disposal of Hazardous Materials.

(c) Permits. The Company currently holds all Permits necessary for the conduct of their respective Hazardous Material Activities and other business as such activities and business are currently being conducted and as currently proposed to be conducted.

(d) Environmental Liabilities. No action, proceeding, investigation, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened, concerning any Hazardous Materials Activity of the Company. To the Company’s Knowledge, there is no fact or circumstance that would reasonably be expected to involve the Company in any environmental litigation or impose upon the Company any environmental liability.

Section 3.12 Insurance. The Company does not have any insurance policies or fidelity bonds covering the assets, business, equipment, properties, and operations of the Company or any of its Affiliates.

Section 3.13 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Seller or the Company for which the Buyer may become liable.

Section 3.14 Real Property. The Company does not own, or has never owned, any real property. The Company does not lease any real property.

Section 3.15 Indebtedness. Except Indebtedness listed in Section 3.15 of the Disclosure Schedules, the Company has no Indebtedness outstanding on the date hereof and except for Indebtedness to be paid off pursuant to a payoff letter, the Company will have no Indebtedness outstanding on the Closing Date. The Company is not in default or otherwise in breach with respect to any Indebtedness. Seller has given to Buyer a true, correct and complete copy of all documents (including all amendments, supplements, waivers and consents) with respect to any Indebtedness of the Company.

Section 3.16 Accounts Receivable. The Company has no accounts receivable other than intercompany receivables, which intercompany receivables will be netted or settled as of the Closing.

Section 3.17 Restrictions on Business Activities. There is no Contract, judgment, injunction, order or decree, to which the Company is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit: (a) any business practice of the Company or any of its present or future Affiliates; (b) any acquisition of property (tangible or intangible) by the Company or any of its present or future Affiliates; (c) the conduct of business by the Company or any of its present or future Affiliates; or (d) the ability of the Company or any of its present or future Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company or any of its present or future Affiliates or otherwise. Without limiting the generality of the foregoing, the Company has not (x) entered into any Contract under which the Company or any of its present or future Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing MAT2203 to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute MAT2203 in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

Section 3.18 Related Party Transactions. Except as set listed in Section 3.18 of the Disclosure Schedules, no employee, officer, director, stockholder, partner or member of the Company, any member of his or her immediate family or any of their respective Affiliates (“Related Persons”) (i) owes any amount to the Company nor does the Company owe any amount to, or has the Company committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person, (ii) is involved in any business arrangement or other relationship with the Company (whether written or oral), (iii) owns any property or right, tangible or intangible, that is used by the Company or (iv) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company.

Section 3.19 Banks; Power of Attorney. Section 3.19 of the Disclosure Schedules contains a complete and correct list of the names and locations of all banks in which the Company has accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company.

Section 3.20 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III or in any certificate delivered pursuant to this Agreement, neither the Seller, the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding either Seller furnished or made available to the Buyer or its respective representatives (including any information, documents, or material made available to the Buyer in any electronic “data room,” any management presentations, or in any other form in expectation of the Transaction) or as to the future revenue, profitability, or success of the Company, or any representation or warranty arising from statute or otherwise in Law. The Buyer is acquiring the Company Interests on an “AS-IS, WHERE-IS” basis, and none of the Seller, the Company or any other Person makes, and none of the Buyer, its Affiliates or their respective representatives has relied on or is relying on the accuracy or completeness of any representation, warranty or statement of any kind or nature, either written or oral, with respect to the Company, including any representation or warranty as to the quality, merchantability, fitness for a particular purpose or condition of the Company’s business, operations, assets, liabilities, prospects or any portion thereof. All other representations or warranties by the Seller are hereby disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as of the date hereof as follows:

Section 4.01 Incorporation and Existence; Corporate Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement, the performance by the Buyer of its obligations hereunder, and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed by the Buyer, and assuming due authorization by the Seller, this Agreement constitutes a valid and binding obligation of the Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization and similar laws affecting creditors’ rights generally or general equitable principles.

Section 4.02 Authority; No Conflict. The execution, delivery and performance by the Buyer of this Agreement and each of the Transaction Agreements to which it is or will be a party or the consummation of the Transaction by the Buyer does not contravene, conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a new right of termination, acceleration, modification or cancellation under or otherwise require the consent or waiver of, notice or declaration to, clearance, authorization or approval from or filing with any Person, including any Governmental Authority, pursuant to any provision of (a) the Organizational Documents of the Buyer; (b) any material Contract to which the Buyer is a party; (c) any Law applicable to the Buyer or the Buyer’s properties or assets; or (d) result in the creation or imposition of any Lien on any asset of the Buyer, except, in the case of clauses (b) and (c), where such contravention, conflict, violation, default, right would not have, individually or in the aggregate, a material adverse effect on the ability of the Buyer to consummate the Transaction.

Section 4.03 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Buyer for which the Seller or its Affiliates may become liable.

Section 4.04 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Transaction.

Section 4.05 Investment Purpose. Buyer is acquiring the Company Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act. Buyer acknowledges that the Seller has not registered the offer and sale of the Company Interests under the Securities Act or any state securities laws, and that the Company Interests may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The Buyer is able to bear the economic risk of holding the Company Interests for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.06 Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Buyer’s knowledge, threatened against or by the Buyer or any Affiliate of the Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

Section 4.07 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV or in any certificate delivered pursuant to this Agreement, neither the Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, including any representation or warranty as to the accuracy or completeness of any information regarding the Buyer furnished or made available to the Seller, the Company or their respective representatives.

Section 4.08 Independent Investigation; Non-Reliance. The Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company, and to its knowledge it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. In determining whether to enter into this Agreement, the Buyer has not relied on any representation or warranty from the Seller, the Company or any other Person on behalf of the Seller or the Company other than those representations and warranties expressly set forth in ARTICLE III of this Agreement or in any certificate delivered pursuant to this Agreement. None of Seller, the Company or any other Person acting on behalf of Seller or the Company shall have any liability to the Buyer or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the Company or the future business, operations, or affairs of the Company, except as expressly set forth in ARTICLE III of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business. From the date hereof and until the Closing (the “Interim Period”), except as otherwise expressly contemplated by this Agreement, required by applicable Law, as set forth on Section 5.01 of the Disclosure Schedule or consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed), the Seller shall, and shall cause the Company to:

(a) conduct the Business in the ordinary course consistent with past practice;

(b) use commercially reasonable efforts to preserve intact the Business and the relationships of the Company with its licensors, licensees, customers, suppliers, and other Persons with whom the Company has business relationships;

(c) maintain in full force and effect all material Company IP and take all actions necessary to protect and preserve such Company IP, including payment of all maintenance fees and filing of all required documents with applicable governmental authorities;

(d) not sell, transfer, license, encumber, or otherwise dispose of any material Company IP or any material assets of the Company;

(e) not amend or modify, or waive any material right under, the Rutgers License Agreement or any other Material Contract of the Company;

(f) not enter into any new lease, sublease, license or other Contract pursuant to which the Company derives any rights to use or occupy any real property, or settle any rent review;

(g) not incur any indebtedness or guarantee any obligations of any other Person;

(h) not issue, sell, or authorize the issuance or sale of any equity securities of the Company;

(i) not declare or pay any dividend or make any distribution with respect to the capital stock of the Company;

(j) not make any amendments or changes to the Organizational Documents of the Company;

(k) not pass any resolution, except in the ordinary course of business or as expressly required under the terms of this Agreement;

(l) not cause the destruction of, damage to or loss of any material assets of the Company;

(m) not cause any event, occurrence, change, effect or change that, individually or in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect;

(n) not hire or engage any employee, consultant or contractor;

(o) not make or change any material Tax election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such other action would reasonably be expected to have the effect of materially increasing the Tax liability of the Company for any period ending after the Closing Date or materially decreasing any Tax attribute of the Company existing on the Closing Date; and

(p) not agree or commit to do any of the foregoing.

Section 5.02 Non-Solicitation.

(a) The Seller agrees that, during the Interim Period, the Seller shall not, and shall cause the Company not to, nor shall it authorize or permit any of its or their respective Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce, discuss, negotiate or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding the Seller to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions (other than to inform any Person of the existence of the provisions in this Section 5.02(a)) or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal; (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction (other than a confidentiality agreement permitted under this Section 5.02); or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.02 and subject to compliance with this Section 5.02, prior to obtaining the Requisite Seller Stockholder Approval, the Seller may furnish non-public information regarding the Seller to, and enter into discussions or negotiations with, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person which the Seller Board determines in good faith, after consultation with Seller’s outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) neither the Seller nor any of its Representatives shall have breached this Section 5.02 in any material respect, (B) the Seller Board concludes in good faith based on the advice of outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the Seller Board under applicable Law; (C) the Seller receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions, no hire and “standstill” provisions) at least as favorable to the Seller as those contained in Section 5.07; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, the Seller furnishes such nonpublic information to the Buyer (to the extent such information has not been previously furnished by the Seller to the Buyer). Without limiting the generality of the foregoing, the Seller acknowledges and agrees that, in the event any Representative of the Seller (whether or not such Representative is purporting to act on behalf of the Seller) takes any action that, if taken by the Seller, would constitute a breach of this Section 5.02, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.02 by the Seller for purposes of this Agreement.

(b) If the Seller or any Representative of the Seller receives an Acquisition Proposal or Acquisition Inquiry at any time during the Interim Period, then the Seller shall promptly (and in no event no later than two (2) Business Days after the Seller becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the Buyer orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the material terms thereof). The Seller shall keep the Buyer reasonably informed with respect to the status and material terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or proposed material modification thereto.

(c) Notwithstanding the foregoing, prior to a Seller Board Change in Recommendation, the Seller Board may make a Seller Board Change in Recommendation, if and only if (i) the Seller promptly notifies the Buyer, in writing and at least four (4) Business Days before making a Seller Board Change in Recommendation (the “Superior Offer Notice Period”) (which notice shall not constitute a Seller Board Change in Recommendation), of its intention to make a Seller Board Change in Recommendation, (ii) the Seller attaches to such notice the most current version of the proposed agreement (if any) under which such Superior Offer is proposed to be consummated and the identity of the Person making the Superior Offer, (iii) during the Superior Offer Notice Period, the Seller causes its financial and legal advisors to, negotiate with the Buyer in good faith (to the extent the Buyer desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iv) following the end of the Superior Offer Notice Period, the Seller Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, that the Acquisition Proposal continues to constitute a Superior Offer.

(d) Except as otherwise permitted by this Section 5.02, neither the Seller Board nor any committee thereof shall (i) withdraw, qualify, modify, change or amend (or propose publicly to withdraw, qualify, modify, change or amend) in any manner adverse to the Buyer, the Seller Board recommendation regarding the Transaction, or fail to include a recommendation in the Proxy Statement to approve the Transaction, or (ii) approve or recommend or propose publicly to approve or recommend, any Acquisition Proposal (any of the foregoing in clause (i) or (ii), a “Seller Board Change in Recommendation”).

(e) The Seller shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information of the Seller provided to such Person as soon as practicable after the date of this Agreement.

(f) Nothing contained in this Agreement shall prohibit the Seller or the Seller Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act or (iii) otherwise making any disclosure to the Seller stockholders; provided, however, that in the case of the foregoing clause (iii) the Seller Board determines in good faith, after consultation with its outside legal counsel, that failure to make such disclosure would be reasonably likely to be inconsistent with applicable Law, including its fiduciary duties under applicable Law; provided, further, that any such disclosures (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be a Seller Board Change in Recommendation unless the Seller Board expressly publicly reaffirms its recommendation to approve the Transaction (i) in such communication or (ii) within three (3) Business Days after being requested in writing to do so by the Company.

Section 5.03 Efforts to Consummate. Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable under applicable law to consummate the transactions contemplated by this Agreement as promptly as practicable, including (a) obtaining all necessary consents, approvals, and authorizations from governmental authorities and third parties and (b) making all necessary filings with governmental authorities.

Section 5.04 Proxy Statement.

(a) As promptly as practicable after the date hereof, the Seller shall prepare and file with the SEC a proxy statement in connection with, among other things, this Agreement and the consummation of the Transaction (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from the Seller stockholders for the matters to be acted upon at the Special Stockholder Meeting. For the avoidance of doubt, the Proxy Statement may be filed with the SEC as part of the registration statement on Form F-4 to be filed in connection with the Business Combination Agreement (the “Registration Statement”).

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Seller stockholders to vote, at a special meeting of the Seller stockholders to be called and held for such purpose (the “Special Stockholder Meeting”), in favor of resolutions approving, among other things (i) the adoption and approval of this Agreement and the Transactions, by the holders of Seller Common Stock in accordance with the Seller’s Organizational Documents, the DGCL and the rules and regulations of the SEC and NYSE, and (ii) such other matters as the Seller and the Buyer shall hereafter determine to be necessary or appropriate in order to effect the Transaction (the approvals described in foregoing clauses (i) and (ii), collectively, the “Stockholder Approval Matters”), and (iii) the adjournment of the Special Stockholder Meeting, if necessary or desirable in the reasonable determination of the Seller.

(c) If, on the date one day immediately preceding the date for which the Special Stockholder Meeting is scheduled, the Seller reasonably believes that it will not receive proxies representing a sufficient number of shares to obtain the Requisite Seller Stockholder Approval, whether or not a quorum is present, or, the Seller will not have sufficient shares of the Seller Common Stock to constitute a quorum, the Seller may in its sole discretion make one or more successive postponements or adjournments of the Special Stockholder Meeting as long as such Special Stockholder Meeting is not postponed more than five (5) days for each postponement or adjournment or an aggregate of ten (10) days for all such postponements or adjournments.

(d) The Seller shall cause the Company to make its respective directors, officers and employees, upon reasonable advance notice, available to the Seller and its respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement or the Registration Statement, as applicable, and responding in a timely manner to comments from the SEC. The Seller shall promptly correct any information provided by it for use in the Proxy Statement or the Registration Statement, as applicable (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws.

(e) The Seller shall promptly respond to any SEC comments on the Proxy Statement or the Registration Statement, as applicable and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement or the Registration Statement, as applicable, to “clear” comments from the SEC and if the Proxy Statement is included as part of the Registration Statement, to cause such Registration Statement to become effective.

(f) As soon as practicable following the Proxy Statement or the Registration Statement, as applicable, “clearing” comments from the SEC and if the Proxy Statement is filed as part of the Registration Statement, the Registration Statement becoming effective, the Seller shall distribute the Proxy Statement or the Registration Statement to Seller’s stockholders and, pursuant thereto, shall call the Special Stockholder Meeting in accordance with the DCGL for a date no later than forty (40) days following the filing of a definitive Proxy Statement or the effectiveness of the Registration Statement.

(g) The Seller shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Seller’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Proxy Statement or the Registration Statement, as applicable, any solicitation of proxies thereunder, and the calling and holding of the Special Stockholder Meeting.

Section 5.05 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Transaction Agreements, or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the Seller, on the one hand, and the Buyer, on the other hand, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release and within four (4) Business Days of execution of this Agreement, the Seller shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within twenty-four (24) hours thereafter), issue a press release announcing the consummation of the Transaction (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release and within four (4) Business Days of execution of this Agreement, the Seller shall file or caused to be filed a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing if required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the transactions contemplated hereby.

Section 5.06 No Trading. The Buyer acknowledges and agrees that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Seller, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and the NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Buyer hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Seller, communicate such information to any third party, take any other action with respect to the Seller in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.07 Confidentiality. Each Party (the “Receiving Party”) hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Confidential Information of the other Party (the “Disclosing Party”), and will not use for any purpose (except in connection with the consummation of the Transaction or the Transaction Agreements, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any such Confidential Information without the Disclosing Party’s prior written consent; and (ii) in the event that the Receiving Party or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information of the Disclosing Party, (A) provide the Disclosing Party to the extent legally permitted with prompt written notice of such requirement so that the Disclosing Party may seek, at the Disclosing Party’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.07 and (B) in the event that such protective Order or other remedy is not obtained, or the Disclosing Party waives compliance with this Section 5.07, furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Receiving Party shall, and shall cause its Representatives to, promptly deliver to the Disclosing Party or destroy (at the Disclosing Party’s election) any and all copies (in whatever form or medium) of the Disclosing Party’s Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, each Party and its Representatives shall be permitted to disclose Confidential Information to the extent required by the Federal Securities Laws. Notwithstanding the foregoing, the obligations of confidentiality and non-use with respect to any Confidential Information that constitutes a trade secret under applicable Law shall survive indefinitely.

Section 5.08 Preservation of Records. The Buyer agrees to cause the Company to preserve and keep the records relating to the Business prior to the Closing for the longer of (i) a period of six (6) years from the Closing Date and (ii) the Royalty Term, and make such records available to the Seller, during normal business hours, as may be reasonably requested in order to facilitate the resolution of, any insurance claims by, Actions (other than Actions between the Seller and the Buyer related to this Agreement or the Transaction) or Tax audits against, or governmental investigations of, the Company, or in order to enable the Seller to comply with its obligations under this Agreement and each other Transaction Agreement; provided, however, that (i) notwithstanding anything to the contrary in this Agreement, neither the Buyer nor the Company shall be required to disclose any information to the Seller or its authorized representatives if doing so would violate any Law to which the Buyer or the Company is a party or to which the Buyer or the Company is subject, and (ii) nothing herein shall require the Buyer or the Company to provide the Seller with access to information that is subject to attorney-client privilege.

Section 5.09 Further Assurances; Cooperation.

(a) During the period commencing on the Closing Date and ending on the seventh (7th) anniversary of the expiration of the Royalty Term, each of the Parties shall, from time to time, at the reasonable request of the other Party and without further consideration, promptly execute and deliver such further instruments of transfer and assignment, or take such other actions, as may be reasonably necessary to give effect to the Transaction.

(b) In furtherance of Section 5.09(a), for a period of twelve (12) months following the Closing Date, the Seller agrees to furnish or cause to be furnished to the Buyer, upon request, as promptly as practicable, such information and assistance relating to the Business and as is reasonably necessary to facilitate an orderly separation of the Business from the Seller and transfer of the Business to the Buyer, including the transfer of key vendor and supplier relationships, relevant technology systems, data and documentation.

Section 5.10 Indemnification of Directors and Officers.

(a) Immediately prior to the Closing Date, the Company, at the Seller’s sole cost and expense, shall purchase “tail coverage” for the existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance and fiduciary insurance covering the directors and officers of the Company as of the Closing Date (which may include naming such individuals under Buyer’s existing policies) for a period of six (6) years after the Closing Date, in respect of acts or omissions occurring prior to the Closing Date (the “D&O Tail Policy”).

(b) For the period of six (6) years after the Closing Date, the Buyer shall cause the Company, to the fullest extent the Buyer can indemnify its own officers, managers and directors permitted under Law, to indemnify and hold harmless (and advance funds in respect of each of the foregoing) each present and former director, manager or officer of the Company (together with such person’s heirs, executors or administrators, an “Indemnified Person” and collectively, the “Indemnified Persons”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, Proceeding or investigation to each Indemnified Person to the fullest extent permitted by Law; provided, that the Indemnified Person to whom such fees and expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Person is not entitled to such indemnification), judgments, fines, Losses, claims, damages, Liabilities and amounts paid in settlement in connection with any actual or threatened claim, Action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission by such Indemnified Person in his or her capacity as a director, manager or officer occurring or alleged to have occurred whether on or prior to the Closing Date (including acts or omissions in connection with such person’s service as an officer, manager, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

(c) To the fullest extent not prohibited by Law, from and after the Closing, all rights to indemnification now existing in favor of the Indemnified Persons with respect to their activities as such prior to, on or after the Closing Date, as provided in the Company’s Organizational Documents, shall survive the Closing and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, that, in the event any claim or claims are asserted or made within such survival period, all such rights to indemnification in respect of any claim or claims shall continue until final disposition of such claim or claims.

(d) In the event that, after the Closing Date, the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or a substantial portion of its properties and assets to any Person, then, and in either such case, the Buyer shall ensure that proper provisions are made so that such successors and assigns shall assume the obligations set forth in this Section 5.10.

(e) The provisions of this Section 5.10 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs, executors or administrators and his or her other representatives, (ii) shall not be modified in such a manner as to adversely affect any Indemnified Person without the consent of such Indemnified Person and (iii) are in addition to, and not in substitution of, any other rights to indemnification or contribution that any Indemnified Person may have.

Section 5.11 Tax Matters. From and after the Closing:

(a) The Seller shall include the income of the Company (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss account taken into income under Treasury Regulations Section 1.1502-19) on the Seller’s consolidated federal income Tax Returns for all periods through the end of the Closing Date and pay any federal income Taxes attributable to such income. The Company shall use commercially reasonable efforts to furnish Tax information to the Seller for inclusion in the Seller’s federal consolidated income Tax Return for the period that includes the Closing Date in accordance with the Company’s past customs and practices. The income of the Company shall be apportioned to the period up to and including the Closing Date and the period beginning after the Closing Date by closing the books of the Company as of the end of the Closing Date.

(b) Seller shall indemnify the Company, Buyer, and each Buyer Affiliate and hold them harmless from and against (i) any and all Taxes of Seller, including Seller’s share of all transfer, documentary, sales, use, stamp, registration and other such Taxes, all conveyance fees, recording charges and other fees and charges (including any penalties and interest), and related expenses in accordance with Section 10.01, (ii) any and all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (iii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, and (iv) any and all Taxes of any person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that Seller shall not be liable for any Taxes (w) for Buyer’s share of all transfer, documentary, sales, use, stamp, registration and other such Taxes, all conveyance fees, recording charges and other fees and charges (including any penalties and interest), and related expenses in accordance with Section 10.01, (x) which directly result from a material breach by Buyer or any Buyer Affiliate (including, following the Closing, the Company) of any of the covenants and agreements set out in this Section 5.11, (y) resulting from any transaction occurring or action taken by (or caused to be taken by) the Buyer on the Closing Date after the Closing outside the ordinary course of business (other than as contemplated by this Agreement), and (z) included as a liability in Indebtedness. In each of the above cases, the term “Taxes” shall include Losses arising from or relating to such Taxes including the non-payment thereof. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any taxes of the Company based upon or measured by net income or gain which relate to any taxable period or portion thereof ending on or before the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on the Closing Date, on the one hand, and the portion of the Straddle Period beginning after the Closing Date, on the other hand, in proportion to the number of days in such Straddle Period included in the portion ending on the Closing Date and the number of days in such Straddle Period included in the portion beginning after the Closing. The amount of Taxes other than Taxes of the Company based upon or measured by net income or gain for a Straddle Period which relate to the taxable period or portion thereof ending on or before the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for any Pre-Closing Tax Period that are filed after the Closing Date, excluding, for the avoidance of doubt, income Tax Returns of Seller with respect to periods for which a consolidated, unitary or combined income Tax Return of Seller will include the operations of the Company. Such Tax Returns shall be prepared in a manner consistent with past practice of the Company, unless otherwise required by applicable Law. Buyer shall provide any such Tax Return to Seller for its review and comment at least fifteen (15) Business Days prior to filing and shall consider in good faith such revisions to such Tax Returns as are requested by Seller; provided, however, Buyer shall not take any position on any such Tax Return that would reasonably be expected to have a material and adverse effect on the Seller without the prior written consent of Seller (not to be unreasonably withheld, conditioned, or delayed), unless otherwise required by applicable Law. All other Tax Returns shall be prepared or caused to be prepared and filed or caused to be filed by Buyer.

(d) Buyer, the Company and Seller shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 5.11 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, the Company or Seller, as the case may be, shall allow the other Party to take possession of such books and records. Buyer and Seller further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(e) All Tax sharing, indemnification, or allocation agreements or similar agreements with respect to or involving the Company (other than contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(f) Neither the Buyer nor any of its Affiliates (including, following the Closing, the Company) shall make any election under Section 338 of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the transactions contemplated by this Agreement. No election under Section 336(e) of the Code or under Treasury Regulations Section 1.1502-76(b)(2)(ii) shall be made.

(g) For the avoidance of doubt, nothing in this Agreement shall be construed as creating a joint venture or any form of partnership between or among the Seller, on the one hand, and any of the Company or the Buyer, on the other hand, for any purpose of federal or state law, including without limitation, federal or state income Tax purposes.

(h) Notwithstanding anything to the contrary herein (including Section 9.01), the provisions of this Section 5.11 shall survive Closing shall survive the Closing for a period of sixty (60) days following the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof).

Section 5.12 Release. Upon and effective as of the Closing, the Seller, on its own behalf and on behalf of its successors, Affiliates and assigns (each a “Seller Releasing Party”, collectively, the “Seller Releasing Parties”), hereby finally, unconditionally, and absolutely, releases, acquits, remises, satisfies and forever discharges the Company and its past, present and future directors, officers, managers, employees, members, partners, stockholders, agents, attorneys, advisors, representatives, successors, and assigns (collectively, the “Company Released Parties”), from any and all Losses, Proceedings, Liabilities, claims, counterclaims, demands, debts, obligations, accounts, Liens, suits, judgments, Contracts, torts, charges, Actions or causes of action, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated or due or to become due, at Law, in equity or otherwise, whether arising by statute or common law, in Contract, in tort or otherwise that the Seller Releasing Party ever had, now has, or may hereafter have or acquire against the Company Released Parties on or prior to the Closing Date with respect to the Company or the Company Interests (collectively, “Company Released Claims”). Notwithstanding anything herein to the contrary, Company Released Claims shall not include any rights or claims under this Agreement and the other Transaction Agreements. From and after the Closing and notwithstanding any applicable statute of limitations, Seller shall not and shall cause its respective Seller Releasing Parties not to bring any action, suit or proceeding against any Company Released Parties, whether at law or in equity, with respect to any of the rights or claims waived and released by such party hereunder.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.01 Conditions to the Obligations of the Buyer and Seller. The obligations of each Party to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Seller shall have obtained the Requisite Seller Stockholder Approval; and

(b) No Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or governmental order that is in effect and that enjoins, restrains, or otherwise prohibits the consummation of the Transaction.

Section 6.02 Conditions to the Obligations of Buyer. The obligations of the Buyer to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Seller shall have delivered or caused to be delivered to the Buyer the items set forth in Section 2.02.

(b) The representations and warranties contained in ARTICLE III shall be true and correct in all respects as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or “Material Adverse Effect” or words of similar import set forth therein) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect.

(c) Since the date of this Agreement, there shall not have occurred and be continuing a Material Adverse Effect.

(d) The Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Seller and the Company prior to or on the Closing Date.

(e) The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer (or other duly authorized representative) of the Seller, that each of the conditions set forth in Section 6.02(b), Section 6.02(c) and Section 6.02(d) has been satisfied.

Section 6.03 Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) The Buyer shall have delivered to the Seller the items set forth in Section 2.03.

(b) The representations and warranties contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date (disregarding all qualifications or limitations as to “materiality” or words of similar import set forth therein) with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date) except, in each case, where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect.

(c) The Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Buyer prior to or on the Closing Date.

(d) The satisfaction of all conditions of the closing of the transactions contemplated by the Business Combination Agreement (other than those conditions which, by their terms, are to be satisfied or waived at the closing, but subject to the satisfaction or waiver of such conditions); provided that the Seller shall pay the Buyer the Termination Fee pursuant to Section 8.03.

(e) The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer (or other duly authorized representative) of the Buyer, that each of the conditions set forth in Section 6.03(b) and Section 6.03(c) has been satisfied.

ARTICLE VII

ROYALTY PAYMENTS

Section 7.01 Royalty Obligation.

(a) The Buyer shall pay to the Seller a royalty equal to [***] percent ([***]%) of Net Sales and Licensing Proceeds generated on MAT2203 during each calendar quarter (each such payment, a “Royalty Payment”) during the period commencing on the Closing Date and ending on the earlier of (i) the twelfth (12th) anniversary of the First Commercial Sale Date and (ii) the date of first commercial sale of a Generic Product in the United States (the “Royalty Term”). No Royalty Payment shall be due or payable with respect to any Net Sales or Licensing Proceeds generated after the expiration of the Royalty Term.

(b) The Parties agree that following the Closing the Buyer shall (and shall cause the Company to) use commercially reasonable efforts to pursue FDA approval for MAT2203, develop and commercialize MAT2203, and maximize Net Sales during the Royalty Term. Following the Closing, the Buyer shall not (and shall cause the Company not to), directly or indirectly, take any action in bad faith intended to reduce, delay, or avoid Royalty Payments. The Buyer will notify the Seller in writing promptly following the First Commercial Sale Date or any other monetization event.

(c) For the avoidance of doubt, any payments made pursuant to this Section 7.01 shall be treated for U.S. federal and applicable state and local income Tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 7.02 Reports and Payments.

(a) Within thirty (30) days of the end of each calendar quarter during the Royalty Term that generates Net Sales or Licensing Proceeds, the Buyer shall deliver to the Seller a written notice (the “Royalty Report”) setting forth: (i) the Buyer’s calculation of Net Sales and Licensing Proceeds for such calendar quarter, (ii) applicable deductions, and (iii) the Buyer’s calculation of the Royalty Payment due for such calendar quarter, together with supporting evidence in reasonable detail acceptable to the Seller. Promptly following receipt of the Royalty Report, the Seller shall deliver to the Buyer an invoice for the Royalty Payment due for such calendar quarter, and the Buyer shall pay such invoice within fifteen (15) Business Days after receipt thereof.

(b) The Buyer shall deliver the applicable Royalty Payment to the Seller by wire transfer of immediately available funds to an account designated by the Seller.

(c) If Net Sales for any calendar quarter are negative, no Royalty Payment shall be due for such quarter, and the amount of such negative Net Sales (a “Negative Royalty Balance”) shall be carried forward and credited against Net Sales in subsequent calendar quarters until fully offset. Each Royalty Report shall reflect any Negative Royalty Balance carried forward and its application in the applicable quarter. For the avoidance of doubt, Seller shall not be required to refund or repay any Royalty Payments previously made, and upon expiration of the Royalty Term, any remaining Negative Royalty Balance shall automatically expire without payment or further obligation of either Party.

(d) If any Royalty Payment is not received within the time periods specified above, any amount payable shall accrue interest from and including the date such Royalty Payment was due but excluding the date such Royalty Payment has been made at a rate per annum equal to eight percent (8%) or the maximum rate permitted by law, whichever is less. Such interest shall be calculated daily on a basis a 365 day year and the actual number of days elapsed.

(e) For the avoidance of doubt, any failure or delay by the Buyer in delivering a Royalty Report shall not affect Seller’s right to receive the applicable Royalty Payment upon achievement of such Royalty.

Section 7.03 Records; Audit Rights. The Buyer shall (and shall cause the Company to) maintain complete and adequate records to calculate the Royalty Payments. Upon thirty (30) days’ written notice, the Seller may audit the Buyer’s and Company’s records relating to the Royalty Payments no more than once per calendar year during the Royalty Term and for one (1) year thereafter. Such audit will be conducted by the Seller or the Seller’s representative during normal business hours and at the Seller’s sole cost and expense; provided, however, that if any such audit reveals an underpayment of five percent (5%) or more, the Buyer shall pay the reasonable costs and expenses of such audit.

Section 7.04 Disputes. If the Seller disputes any Royalty Report or the calculation of any Royalty Payment, the Seller shall notify the Buyer in writing within one hundred eighty (180) days of receiving the applicable Royalty Report, specifying in reasonable detail the times or amounts in dispute and the basis for such dispute. The Parties shall attempt to resolve any dispute in good faith within thirty (30) days. If during such period the Parties are unable to reach an agreement on all of the disputed items, then the Buyer and Seller shall submit their financial calculations of the items in dispute to an independent accounting firm mutually agreed upon by the Parties (the “Independent Accountant”), which shall act as an expert and not as an arbitrator and whose determination shall be final and binding upon the Parties. The fees, costs and expenses of the Independent Accountant shall be borne by the Parties in proportion to the relevant amount each Party’s determination has been modified and shall be calculated by the Independent Accountant in its determination.

Section 7.05 Restrictions on Transfer. For purposes of this ARTICLE VII, the Buyer covenants and agrees that it shall not, and shall cause the Company not to, sell, transfer, assign, license, convey or otherwise dispose of (each, a “Transfer”) the Product, the Compound or Company IP to any Third Party without the prior written consent of the Seller; provided, however, that the prior written consent of the Seller shall not be required if the applicable transferee agrees in writing to assume all of the Buyer’s obligations under this Agreement (including the Milestone Payment obligations set forth in Section 1.03 and Royalty Payment obligations set forth in this ARTICLE VII). Any attempted transfer in violation of this Section 7.05 shall be void.

Section 7.06 Survival. This ARTICLE VII shall survive the Closing until the later of (i) such time as all Royalty Payments have been made with respect to the Royalty Term and (ii) all disputes have resolved pursuant to Section 7.04.

ARTICLE VIII

TERMINATION

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written consent of the Buyer and the Seller;

(b) by either the Buyer or the Seller, upon written notice to the other Party, if the Closing shall not have occurred on or before December 31, 2026 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date; provided, further, that, in the event that a request for additional information has been made by any Governmental Authority, then either the Buyer or the Seller shall be entitled to extend the Outside Date for an additional sixty (60) days by written notice to the other Party;

(c) by either the Seller or the Buyer, upon written notice to the other party, if any Governmental Authority shall have enacted, issued, promulgated, enforced, or entered any Law or final, non-appealable governmental order that permanently enjoins, restrains, or otherwise prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by the Buyer, upon written notice to the Seller, if (i) there has been a breach by the Seller of any representation, warranty, covenant, or agreement contained in this Agreement that would result in a failure of any condition set forth in Section 6.02(b) or Section 6.02(d) to be satisfied, and (ii) such breach is not cured within thirty (30) days after written notice thereof from the Buyer to the Seller (or is incapable of being cured); provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if the Buyer is then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement;

(e) by the Seller, upon written notice to the Buyer, if (i) there has been a breach by the Buyer of any representation, warranty, covenant, or agreement contained in this Agreement that would result in a failure of any condition set forth in Section 6.03(b) or Section 6.03(c) to be satisfied, and (ii) such breach is not cured within thirty (30) days after written notice thereof from the Seller to the Buyer (or is incapable of being cured); provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if the Seller is then in material breach of any of its representations, warranties, covenants, or agreements contained in this Agreement.

(f) by either the Buyer or the Seller, upon written notice to the other Party, if (i) the Special Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Seller’s stockholders shall have taken a final vote on the Stockholder Approval Matters and (ii) the Requisite Seller Stockholder Approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Seller where the failure to obtain the Requisite Seller Stockholder Approval shall have been caused by the action or failure to act of the Seller and such action or failure to act constitutes a material breach by the Seller of this Agreement;

(g) by the Buyer, upon written notice to the Seller (at any time prior to the Requisite Seller Stockholder Approval being obtained) if a Seller Triggering Event shall have occurred; or

(h) by the Seller, upon written notice to the Buyer (at any time prior to the Requisite Seller Stockholder Approval), if (i) the Seller has received a Superior Offer, (ii) the Seller has complied with its obligations under Section 5.02 in order to accept such Superior Offer, (iii) the Seller concurrently terminates this Agreement and enters into a Permitted Alternative Agreement with respect to such Superior Offer and (iv) within two (2) Business Days of such termination, the Seller pays to the Buyer the Termination Fee.

The Party desiring to terminate this Agreement pursuant to this Section 8.01 (other than pursuant to Section 8.01(a)) shall give a notice of such termination to the other Party specifying the provision hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

Section 8.02 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.01 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.01 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Section 5.05, Section 5.07, Section 8.02, Section 8.03, ARTICLE X and ARTICLE XI (to the extent such definitions are included within the foregoing sections) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or claim for Fraud against such Party, in either case, prior to termination of this Agreement. Without limiting the foregoing, and except as provided in Section 10.01 and this Section 8.02 (but subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.13), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.01.

Section 8.03 Termination Fee.

(a) If:

(i) (A) this Agreement is terminated by the Buyer pursuant to Section 8.01(g) and (B) an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Seller or the Seller Board at any time after the date of this Agreement but prior to the termination of this Agreement (which shall not have been withdrawn);

(ii) this Agreement is terminated by Seller pursuant to Section 8.01(h); or

(iii) if this Agreement is terminated by Seller as a result of the conditions set forth in Section 6.03(d) not being satisfied,

(b) then, in the case of a termination pursuant to Section 8.03(a)(i), Section 8.03(a)(ii) or Section 8.03(a)(iii) the Seller shall pay the Buyer an amount equal to Four Hundred Thousand Dollars ($400,000) (the “Termination Fee”). In the case of a termination under Section 8.03(a)(ii), the Termination Fee shall be payable upon execution of any Permitted Alternative Agreement (with a credit for any fee paid if a fee is also payable upon the consummation of a Subsequent Transaction).

(c) Any Termination Fee due under this Section 8.03 shall be paid by wire transfer of same day funds. Subject to Section 8.02, payment by the Seller of the Termination Fee shall, in the circumstances in which such amounts are owed in accordance with this Agreement, constitute the sole and exclusive remedy of the Buyer for the termination scenario described in Section 8.03(a); provided, however, that nothing in this Agreement shall limit or waive any claims or remedies of the Buyer against the Seller arising out of or resulting from the Seller’s Fraud. In no event shall the Seller be required to pay the amounts payable pursuant to Section 8.03 on more than one occasion, and the Buyer shall not seek any additional expense reimbursement, damages or equitable relief for the same breach or termination scenario for which the Termination Fee is paid. Following payment of the Termination Fee, (x) the Seller shall have no further liability to the Buyer in connection with or arising out of this Agreement or the termination thereof, the breach giving rise to such termination, or the failure of the Transaction to be consummated, (y) the Buyer (on behalf of itself and its Affiliates) waives and releases any other claims and remedies against the Seller and its Affiliates for such matters, whether at law or in equity and (z) the Buyer and its Affiliates shall be precluded from any other remedy against the Seller and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Transactions to be consummated.

(d) Each of the Parties acknowledges that (i) the agreements contained in this Section 8.03 are an integral part of the Transaction, (ii) without these agreements, the Parties would not enter into this Agreement and (iii) any amount payable pursuant to this Section 8.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the applicable Party in the circumstances in which such amount is payable.

ARTICLE IX
SURVIVAL

Section 9.01 Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing for a period of twelve (12) months following the date thereof; provided, however, that (a) the Fundamental Seller Representations and Warranties shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof), and (b) the representations and warranties of Seller contained in Sections 3.10 (Taxes) shall survive the Closing until sixty (60) days following the expiration of the applicable statute of limitations (taking into account any extensions or waivers thereof). All covenants and agreements contained in this Agreement shall survive the Closing for the period expressly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party in accordance with the terms of this Agreement prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement and such claims shall survive until finally resolved.

Section 9.02 Indemnification.

(a) Seller shall indemnify the Buyer Indemnified Parties against, and agrees to defend and hold each of them harmless from, any and all Damages incurred or suffered by such Buyer Indemnified Party arising out of or related to:

(i) the breach or inaccuracy of any representation or warranty made by Seller in this Agreement, the other Transaction Agreements or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; provided, however, for purposes of this Section 9.02(a)(i) when determining (A) whether there has been a breach of, or whether there is any inaccuracy in, any such representation or warranty and (B) the amount of any Losses incurred or suffered in connection with such breach or inaccuracy, the Parties agree that (I) all references to “material,” “materially” or “materiality” will be disregarded and (II) that the representations and warranties are made for purposes of this Section 9.02(a)(i) as if those disregarded words were not included; and

(ii) the breach or violation of, or default under, any covenant, agreement or undertaking of Seller contained in this Agreement, the other Transaction Agreements or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement.

(b) Buyer shall indemnify the Seller Indemnified Parties against, and agrees to defend and hold each of them harmless from, any and all Damages incurred or suffered by such Seller Indemnified Party arising out of or related to:

(i) the breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, the other Transaction Agreements or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; provided, however, for purposes of this Section 9.02(b)(i) when determining (A) whether there has been a breach of, or whether there is any inaccuracy in, any such representation or warranty and (B) the amount of any Losses incurred or suffered in connection with such breach or inaccuracy, the Parties agree that (I) all references to “material,” “materially” or “materiality” will be disregarded and (II) that the representations and warranties are made for purposes of this Section 9.02(b)(i) as if those disregarded words were not included; and

(ii) the breach or violation of, or default under, any covenant, agreement or undertaking of Buyer contained in this Agreement, the other Transaction Agreements or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement.

Section 9.03 Certain Limitations. The indemnification provided for in this ARTICLE IX shall be subject to the following limitations:

(a) The Seller shall not be liable for Damages pursuant to Section 9.02(a)(i) unless and until the aggregate amount of all such Damages exceeds Two Hundred Thousand Dollars ($200,000.00) (the “Deductible”), in which case Seller shall be liable for the amount of such Damages in excess of the Deductible, subject to any other applicable limitations set forth herein. For the avoidance of doubt, the limitations set forth in this Section 9.03(a) apply only to Damages for which the Seller would otherwise be liable pursuant to Section 9.02(a)(i) in respect of breaches of representations and warranties other than the Fundamental Seller Representations and Warranties, and shall not apply to any Damages arising out of or relating to any breach of the Fundamental Seller Representations and Warranties.

(b) Notwithstanding the foregoing, the Seller shall not be liable for Damages in respect of breaches of the Fundamental Seller Representations and Warranties pursuant to Section 9.02(a)(i) unless and until the aggregate amount of all such Damages exceeds One Hundred Thousand Dollars ($100,000.00), in which case Seller shall be liable for the full amount of all Damages, subject to any other applicable limitations set forth herein.

(c) With respect to indemnification by Seller for any breach of representation and warranty pursuant to Section 9.02(a)(i), other than for any breach of a Fundamental Seller Representations and Warranties, Seller’s maximum liability for Damages with respect to all such breaches shall not exceed Two Million Dollars ($2,000,000.00) (the “Cap”) in the aggregate.

(d) With respect to indemnification by Buyer for any breach of warranty pursuant to Section 9.02(b)(i), Buyer’s maximum liability for Damages with respect to all such breaches shall not exceed the Cap in the aggregate.

(e) The aggregate amount of all Damages for which Seller shall be liable pursuant to ARTICLE IX, excluding Fraud, shall in no event exceed the aggregate amounts paid pursuant to this Agreement.

(f) Each Party will use reasonable best efforts to take all reasonable steps consistent with its duty under applicable law to mitigate all Damages after becoming aware of any event which would be expected to give rise to any Damages that are indemnifiable or recoverable under this Agreement or in connection with this Agreement.

(g) If any Indemnified Party receives insurance proceeds or indemnity, contribution or similar payments after the settlement of any indemnification claim under this ARTICLE IX such Indemnified Party shall refund to the Indemnifying Party the amount of such insurance proceeds or indemnity, contribution or similar payments actually received (net of all out-of-pocket costs and expenses relating to collection of such amounts from such insurers, or against any third party with respect to such Damages, and net of any premium increases), up to the amount received in connection with such indemnification claim.

Section 9.04 Procedures. A party making a claim for indemnification under Section 9.02 shall be, for the purposes of this Agreement referred to as an “Indemnified Party” and a party against whom such claims are asserted under Section 9.02 shall be, for the purposes of this Agreement, referred to as an “Indemnifying Party”. All claims by any Indemnified Party under Section 9.02 shall be asserted and resolved as follows:

(a) In the event that (i) a Proceeding is asserted or instituted by any Person other than the Parties or their Affiliates which could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such Proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement which does not involve a Third Party Claim (such claim, a “Direct Claim” and, together with Third Party Claims, “Indemnification Claims”), the Indemnified Party shall, promptly after it becomes aware of a Third Party Claim (and in any event, within ten (10) Business Days), or facts supporting a Direct Claim, send to the Indemnifying Party a written notice specifying the nature of such Proceeding, and the amount or estimated amount thereof (which amount or estimated amount shall not be conclusive of the final amount, if any, of such Proceeding) and the section of this Agreement such Third Party Claim or Direct Claim is being made under (a “Claim Notice”), together with copies of all notices and documents (including court papers) served on or received by the Indemnified Party in the case of a Third Party Claim, provided that a delay in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under Section 9.02 except to the extent that (and only to the extent that) the Indemnifying Party shall have been prejudiced by such failure to give such notice, in which case the Indemnifying Party shall be relieved of its obligations under Section 9.02 to the extent of such prejudice.

(b) In the event of a Third Party Claim, if the Indemnifying Party admits in writing its responsibility to indemnify the Indemnified Party pursuant to this Section 9.04 (subject to the limitations set forth in Section 9.03), then the Indemnifying Party shall have the right to control the defense of such Third Party Claim and be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party or any other costs or expenses with respect to the defense of a Third Party Claim except as set forth below); provided that such counsel is reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party’s election to defend such Third Party Claim and appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to engage separate counsel, but the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel only if (i) the use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest or (ii) the Indemnifying Party shall not have engaged counsel to represent the Indemnified Party within a reasonable time (but not more than sixty (60) days) after notice of the institution of such Third Party Claim; provided that, notwithstanding such failure to engage counsel within reasonable time, the Indemnifying Party shall have the right to assume the defense of such Third Party Claim by appointment of counsel reasonably acceptable to the Indemnified Party and shall thereafter cease to be responsible for the fees and expenses of separate counsel appointed by the Indemnified Party. Nothing in this Section 9.03 shall require the Indemnifying Party to be responsible for the fees and expenses of more than one counsel at any time in connection with the defense against a Third Party Claim. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in defending and contesting any Proceeding which the Indemnifying Party defends, or, if appropriate and related to the Proceeding in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless, in the case of this clause (ii), the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (if such claim by the Indemnified Party for indemnification is successful) and no admission of responsibility by the Indemnified Party is required. The Indemnified Party shall not, without the written consent of the Indemnifying Party (which written consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any Third Party Claim; provided, however, that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnifying Party shall fail, within fourteen (14) Business Days after the making of such request, to acknowledge and agree in writing that, if a Proceeding shall be adversely determined, such Indemnifying Party has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to settle, compromise or consent to the entry of any judgment with respect to any Third Party Claim without such consent, provided that in such event the Indemnified Party shall waive any right to indemnification under this Section 9.03 with respect to such Third Party Claim unless such consent is unreasonably withheld.

(c) In the event of Direct Claim, the Indemnifying Party shall notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice whether or not the Indemnifying Party disputes such Indemnification Claim. From and after the delivery of a Claim Notice under this Agreement, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, employees, representatives and properties of such Indemnified Party, and in the case of a claim relating to environmental matters, copies of sampling data, environmental reports, proposals and any other correspondence in the possession of the Indemnified Party to the extent reasonably related to the matters to which the Claim Notice relates. All such access shall be granted during normal business hours and shall be granted under conditions which will not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnifying Party will not, and shall use its reasonable best efforts to cause its representatives not to, use (except in connection with such Claim Notice) or disclose to any third person other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.03(c) which is designated as confidential by the Indemnified Party.

(d) Once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 9, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication (a) by wire transfer of immediately available funds by Seller to Buyer where Buyer or its Affiliates are the Indemnified Party, (b) set off any amounts owed against Royalty Payments where Buyer or its Affiliates are the Indemnified Party, or (c) by wire transfer of immediately available funds by Buyer to Seller where Seller or its Affiliate is the Indemnified Party. Any payments made to an Indemnified Party pursuant to this Article 9 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law. The Parties hereto agree that should and Indemnifying Party not make full payment of any such obligations within such fifteen (15) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to eight percent (8%) or the maximum rate permitted by law, whichever is less. Such interest shall be calculated daily on a basis a 365 day year and the actual number of days elapsed.

Section 9.05 Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to seek to recover from the Potential Contributor the amount of such payment.

ARTICLE X
GENERAL PROVISIONS

Section 10.01 Expenses. Each party hereto will bear its or his respective fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement and the Transactions, including all fees and expenses of its or his professional advisors; provided, however, (i) the Buyer and the Seller shall each pay one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions contemplated by this Agreement when due, and (ii) Buyer shall file or cause to be filed all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. The expenses associated with the filing of any such Tax Returns or other documentation shall be borne equally by Buyer and Seller. Notwithstanding the foregoing, whether or not the Transaction is consummated, the Seller shall pay (i) all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Transaction; and (ii) all expenses incurred in connection with the printing, mailing and soliciting of proxies with respect to Proxy Statement (including the cost of all copies thereof and any amendments thereof or supplements thereto).

Section 10.02 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed given or made when delivered by hand against receipt, sent by e-mail, or by overnight courier, in each case, to such Party at the respective address set forth below or such other address as any Party hereto may at any time direct by notice given to the other Party in accordance with this Section 10.02. The date of giving or making of any such notice shall be (a) if sent by hand or overnight courier, the earlier of the date of actual receipt, or five (5) Business Days after such notice is sent, and (b) if sent by e-mail, upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment). Each Party’s address for notice is as follows:

If to the Seller or, prior to the Closing, the Company, to:

Matinas BioPharma Holdings, Inc.

1545 Route 206 South

Bedminster, New Jersey 07921

Attention: Jerome Jabbour

Email: [*]

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Attention: Michael Lerner; Annie Nazarian Davydov

Email: mlerner@lowenstein.com; adavydov@lowenstein.com

If to the Buyer or, following the Closing, the Company, to:

Azurity Pharmaceuticals, Inc.

841 Woburn Street,

Wilmington, Massachusetts 01887

Attention: Naudé de Klerk; Hanok George

Email: [*]; [*]

With a copy (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

600 Peachtree Street, NE

Atlanta, Georgia 30308

Attention: Michael Voynich

Email: michaelvoynich@eversheds-sutherland.us

Section 10.03 Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative and shall be in addition to every other remedy given hereunder, under any of the agreements referred to herein or now or hereafter existing at law or in equity or by statute or otherwise. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or any of the Contracts and documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

Section 10.04 Entire Agreement; Modification. This Agreement supersedes all prior oral or written Contracts between the Parties with respect to its subject matter and constitutes (along with the Contracts and documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended except by a written Contract executed by each Party.

Section 10.05 Successors and Assigns; Third Parties. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed. No Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without written approval of the Parties hereto. Any attempted assignment in violation of this Section 10.05 shall be void. Except for the rights of the Indemnified Persons set forth in Section 5.10, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing expressed or referred to in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby is intended or shall be construed to confer upon or give any person or entity other than the Parties to this Agreement and their successors or permitted assigns any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 10.06 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.07 Section Headings; Construction. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references herein to sections, paragraphs and exhibits shall, unless otherwise expressly stated, mean sections and paragraphs in, and exhibits attached to, this Agreement. Unless the context of this Agreement otherwise clearly requires, (a) references to the plural include the singular, and references to the singular include the plural, (b) references to one gender include the other gender, (c) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (d) the word “or” is not exclusive and shall be deemed to have the meaning “and/or”, (e) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “year” and “years” mean and refer to calendar year(s), (h) if any date on which action is required or any deadline or other date specified in this Agreement falls on a day that is not a Business Day, then such date shall be deemed to be extended to the following Business Day; (i) references to any Person include the successors and permitted assigns of such Person, and (j) references to “dollars” shall be to U.S. Dollars. All payments to be made pursuant to this Agreement shall be made in U.S. Dollars.

Section 10.08 Governing Law; Venue. This Agreement and the legal relationships between the parties hereto shall be governed by, and construed in accordance with, the Law of the State of Delaware without regard to any conflicts of law principles that would require the application of any other Law. Each party agrees to personal jurisdiction in any action brought in any court, Federal or State, within the State of Delaware having subject matter jurisdiction over the matters arising under this Agreement. Any suit, action or Proceeding arising out of or relating to this Agreement shall only be instituted in the State of New York. Each party waives any objection which it may have now or hereafter to the laying of the venue of such action or Proceeding and irrevocably submits to the jurisdiction of any such court in any such suit, action or Proceeding.

Section 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION AGREEMENT OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Delivery of any executed counterpart of a signature page of this Agreement by facsimile, electronic signature or PDF copy shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.12 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

Section 10.13 Specific Performance. The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury could be caused for which monetary damages may not be an adequate remedy. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Seller, on the one hand, or the Buyer, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall be entitled to seek an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement and to seek to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other (as applicable) under this Agreement. The costs and expenses of a party that is successful on the merits in any Proceeding brought to compel the specific performance of this Agreement or the provisions thereof shall be paid by the other party.

ARTICLE XI

DEFINITIONS

For the purposes of this Agreement, the following terms have the meanings set forth below:

“Accounts Receivable” has the meaning set forth in Section 3.16.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Seller, on the one hand, or the Buyer, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Seller or any of its Affiliates, on the one hand, or by or on behalf of the Buyer or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries; or (iii) in which a Party or any of its Subsidiaries issues securities representing more than twenty percent (20%) of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for twenty percent (20%) or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Action” means any action, arbitration, audit, demand, examination, hearing, claim, complaint, charge, investigation, litigation, proceeding or suit at Law or in equity (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Activity Milestone” has the meaning set forth in Section 1.03(a)(i).

“Activity Milestone Payment” has the meaning set forth in Section 1.03(a)(i).

“Affiliate” means of any particular Person, any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Business” means all activities conducted by or on behalf of the Company relating to the research, development, manufacture, regulatory approval and commercialization of the LNC Platform, the Compound and the Product.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of July 10, 2026, by and among Seller, GH Power Inc., a corporation organized under the laws of Ontario, 1001550000 Ontario Inc., a corporation organized under the laws of Ontario, 1001550002 Ontario Inc., a corporation organized under the laws of Ontario, and MBH Merger Sub, Inc., a Delaware corporation.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

“Buyer Indemnified Parties” means Buyer, its successors and permitted assigns, Affiliates, directors, officers, employees, shareholders, controlling Persons and agents.

“Cap” has the meaning set forth in Section 9.02(a).

“Cash Purchase Price” has the meaning set forth in Section 1.01.

“Claim Notice” has the meaning set forth in Section 9.03(a).

“Closing” has the meaning set forth in Section 2.01.

“Closing Date” has the meaning set forth in Section 2.01.

“Closing Filing” has the meaning set forth in Section 5.05(b).

“Closing Press Release” has the meaning set forth in Section 5.05(b).

“Code” has the meaning set forth in Section 5.11(f).

“Company Interests” has the meaning set forth in the recitals.

“Company IP” means all Intellectual Property that is owned by or exclusively licensed to the Company (including pursuant to the Rutgers License Agreement) and that is necessary or useful for the research, development, manufacture, regulatory approval, use, importation, offer for sale, sale or commercialization of the LNC Platform, the Compound or any Product, including without limitation: (i) all regulatory filings (including INDs and NDAs); (ii) Licensed Patents, (iii) all clinical, non-clinical, manufacturing, analytical and stability data; and (iv) all trade secrets and proprietary technical information relating thereto.

“Company Released Claims” has the meaning set forth in Section 5.12.

“Company Released Parties” has the meaning set forth in Section 5.12.

“Compound” means the oral lipid nanocrystal formulation of [***] developed by the Company and known as MAT2203, including any salts, esters, prodrugs, metabolites, polymorphs, isomers, analogs, enantiomers, and combinations thereof.

“Confidential Information” means all confidential or proprietary documents and information concerning a Party or any of its Affiliates; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by the receiving Party or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of disclosure by the disclosing Party or its Representatives to the receiving Party or any of its Representatives, was previously known by such receiving Party without violation of Law or any confidentiality obligation by the Person receiving such Confidential Information.

“Contracts” means all legally binding written contracts, agreements, leases, licenses, notes, instruments, arrangements, understandings, and commitments.

“D&O Tail Policy” has the meaning set forth in Section 5.10(a).

“Damages” means any damage, loss, penalty, Liability, deficiency, claim, judgment, interest, award, fine, cost and expense, including (a) reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any claim, (b) the cost of enforcing any right to indemnification under this Agreement or (c) the cost of pursuing any insurance providers in connection with any claim; provided, however, that in no event shall Damages include punitive, special and exemplary damages, except to the extent that any such damages are paid or payable to a Third Party.

“DGCL” means the General Corporation Law of the State of Delaware.

“Direct Claim” has the meaning set forth in Section 9.03(a).

“Disclosure Schedules” has the meaning set forth in Article III.

“Equity Interest” means, with respect to any Person, (i) any capital stock, share, partnership or membership interest, unit of participation, stock appreciation right or other similar interest or security (however designated) of such Person, and (ii) any option, warrant, call, put, subscription agreement or rights, conversion rights, exchange rights, convertible securities, exchangeable securities, securities exchangeable for or other purchase right that would entitle any Person to acquire any such interest or security in such Person, or otherwise entitle any other Person to share in the equity or profit of such Person (including any phantom stock, restricted stock unit, profits interest or similar right).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“Financial Statements” has the meaning set forth in Section 3.04(a)(ii).

“First Commercial Milestone” has the meaning set forth in Section 1.03(a)(ii).

“First Commercial Milestone Payment” has the meaning set forth in Section 1.03(a)(ii).

“First Commercial Sale” means the first commercial sale of the Product that occurs after the Closing.

“Fraud” means common law fraud, as defined under and construed in accordance with the Laws of the State of Delaware, in the making of the representations and warranties contained in this Agreement.

“Fundamental Seller Representations and Warranties” means those representations and warranties of Seller set forth in Section 3.01, Section 3.02, Section 3.03, Section 3.13 and Section 3.18.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Generic Product” means, with respect to the Product, any pharmaceutical product that: (a) is sold by a Third Party (other than a Licensee) in the United States; (b) contains the same Compound as the Product in the same dosage form and dose strength as the Product and is an A/B rated therapeutic equivalent of the Product and (c) has been approved for marketing by the FDA in reliance on the Regulatory Approval for the Product, including any such approval for marketing pursuant to 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j).

“Governmental Authority” means any: (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); multi-national organization or body; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral body, arbitrator or alternative dispute resolution Person.

“Hazardous Materials” has the meaning set forth in Section 3.11(a).

“Hazardous Materials Activities” has the meaning set forth in Section 3.11(b).

“Indebtedness” means any obligation or other Liability under or for any of the following (excluding any trade payable incurred in the ordinary course of business of the Company): (a) indebtedness for borrowed money (including if guaranteed or for which a Person is otherwise liable or responsible, including an obligation to assume indebtedness); (b) obligations evidenced by a note, bond, debenture or similar instrument (including a standby letter of credit); (c) surety bond; (d) swap or hedging Contract, (e) capital lease; (f) banker acceptance; (g) purchase money mortgage, indenture, deed of trust or other purchase money lien or conditional sale or other title retention agreement, (h) indebtedness secured by any mortgage, indenture or deed of trust upon any asset; (i) any Pre-Closing Income Tax; and (j) any interest, fee or other expense on any of the foregoing.

“Indemnification Claims” has the meaning set forth in Section 9.03(a).

“Indemnified Party” has the meaning set forth in Section 9.03.

“Indemnified Person” has the meaning set forth in Section 5.10(b).

“Indemnifying Party” has the meaning set forth in Section 9.03.

“Independent Accountant” has the meaning set forth in Section 7.04.

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) patents, industrial designs, and utility models and applications for any of the foregoing, including all provisionals, divisionals, continuations, continuations-in-part, requests for continuing examination, reissues, reexaminations, renewals and extensions of any of the foregoing and all rights to claim priority of any of the foregoing (ii) works of authorship (whether or not published) copyrighted works and all applications, registrations, and renewals in connection therewith; (iii) inventions (whether or not patentable), industrial designs, utility models, certificates of invention and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iv) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (v) trade secrets and other confidential or non-public information of the Company or trade secrets or other confidential or non-public information provided by any third party to the Company; (vi) Internet domain names; (vii) all similar, corresponding, or equivalent rights to any of the foregoing.

“Interim Period” has the meaning set forth in Section 5.01.

“Knowledge” means with respect to the Seller, the knowledge of Jerome D. Jabbour, JD and the knowledge that such persons would reasonably be expected to have in the performance of their duties or after reasonable due inquiry.

“Law” means any federal, state, local foreign, or supranational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, as amended.

“Liability” means any debt, liability or obligation of any nature or kind whatsoever (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, asserted or unasserted, determined, determinable or otherwise, directly incurred or consequential, due or to become due, and whether or not required to be accrued on financial statements prepared in accordance with GAAP).

“Licensed Patents” means all patents licensed to the Company pursuant to the Rutgers License Agreement.

“Licensee” means any Third Party that is granted a license or sublicense to develop or commercialize any Product, whether such licensee or sublicense is granted by Company or any of its Affiliates or any licensee or sublicensee of any of their rights, through multiple tiers.

“Licensing Proceeds” means any consideration (including up-front payments, annual payments, licensing fees, milestone payments and royalties received from Licensees) that Buyer or any of its Affiliates receives in consideration for a license or other rights to develop or commercialize MAT2203.

“Liens” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention Contract or lease in the nature thereof), any sale of receivables with recourse against the Company, any Subsidiary or any Affiliate, any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any Subsidiaries under a lease which is not in the nature of a conditional sale or title retention Contract, or any subordination arrangement in favor of another Person (other than any subordination arising in the ordinary course of business).

“LNC Platform” means the Company’s proprietary lipid nanocrystal drug delivery technology platform, including all formulations, compositions of matter, manufacturing processes, encochleation methods, know-how, trade secrets, regulatory data, improvements and modifications that may be used for the oral delivery [***] and other therapeutic agents.

“Losses” means losses, Taxes, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees.

“MAT2203” means the Company’s product candidate consisting of an oral lipid nanocrystal formulation of [***] developed using the LNC Platform.

“Material Adverse Effect” means with respect to any Person, any incident, condition, change, effect or circumstance (each, an “Effect”) that, individually or when taken together with all such Effects in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), properties, Liabilities, results of operations or prospects of such Person and its Subsidiaries, taken as a whole (provided, however, that any Effect arising from or related to any of the following (or the results therefrom) shall not be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred or may occur: (1) changes in economic conditions generally in the United States or any other country, (2) conditions generally affecting any of the industries in which the Company participates, (3) any national or international political or social conditions, acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes or other natural disasters, health emergencies, including pandemics and related or associated epidemics, disease outbreaks or quarantine restrictions, (4) changes to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (5) any changes in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (6) any action consented to in writing or taken after the date hereof at the written request of Buyer or its Affiliates, or the failure to take any action if (A) such action is expressly prohibited by this Agreement and (B) Buyer does not timely approve the taking of such action after Seller requests (in writing) such approval from Buyer, as applicable, and (7) the announcement of this Agreement or the pendency of the transactions contemplated hereby; provided that with respect to clauses (1) through (4), the changes or conditions do not have a materially disproportionate effect on the Company (relative to other participants in the industry in which the Company operates)) or (b) materially and adversely affects the ability of Seller to consummate the transactions contemplated by this Agreement.

“Material Contract” has the meaning set forth in Section 3.04.

“Milestone” has the meaning set forth in Section 1.03(a).

“Milestone Notice” has the meaning set forth in Section 1.03(b).

“Milestone Payment” has the meaning set forth in Section 1.03(a).

“Net Sales” means, with respect to any pharmaceutical product that includes the oral lipid nanocrystal formulation of [***], known as MAT2203, the gross amounts invoiced by the Buyer and its Affiliates for sales or other dispositions of MAT2203 to Third Parties that are not Affiliates, less the following deductions to the extent actually allowed, taken or incurred and specifically allocated to the sale of MAT2203, determined in accordance with GAAP consistently applied: (i) trade, cash, quantity or prompt payment discounts and chargebacks granted in the ordinary course of business; (ii) sales, use, excise, value-added, customs or other similar taxes (excluding income or franchise taxes) imposed on the sale of MAT2203 and paid by the selling party or any other governmental charges imposed on the selling party with respect to the production, importation, use or sale of MAT2203; (iii) freight, insurance, customs clearing and other transportation charges to the extent separately stated on the invoice; (iv) credits, refunds or allowances for rejected, defective, recalled or returned MAT2203, or for retroactive price reductions, rebates, promotional discounts, promotional allowances or distribution fees; and (v) government-mandated rebates and customary rebates or allowances to group purchasing organizations, pharmacy benefit managers, managed care organizations, patient assistance programs, governmental authorities or trade customers.

“NYSE” means the New York Stock Exchange (American).

“Order” means any binding judgment, order, writ, injunction, ruling, decree, determination or award of, or any settlement under the jurisdiction of, any Governmental Authority.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, stockholders agreement or similar agreement, as applicable, of such Person.

“Outside Date” has the meaning set forth in Section 8.01(b).

“Permit” means any permit, franchise, authorization, variance, clearance, closure, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization or right obtained or required by any Law or obtained, required or issued by any Governmental Authority.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Lien” means any: (a) Lien for any Tax, assessment or other governmental charge that is not yet due and payable or that may thereafter be paid without penalty; (b) non-exclusive licenses of Intellectual Property granted by the Company in the ordinary course of business and that do not materially detract from the value of the Intellectual Property subject thereto; and (c) Liens arising under applicable securities Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or other entity and a Governmental Authority.

“Potential Contributor” has the meaning set forth in Section 9.04.

“Pre-Closing Income Tax Amount” means the sum of the Pre-Closing Income Tax Liabilities separately calculated for (a) each jurisdiction in which the Company filed an income Tax Return for the last Tax year for which an income Tax Return was due in such jurisdiction (taking into account any applicable extensions) and (b) each jurisdiction in which the Company commenced activities (or modified the nature of activities) in a way giving rise to a taxable presence after the end of such Tax year, with respect to subpart (b) of this definition, as reasonably determined by Buyer.

“Pre-Closing Income Tax Liability” means, with respect to any jurisdiction, an amount (which amount shall not be less than zero in any jurisdiction for any taxable period or portion thereof) equal to all unpaid income Taxes, which income Taxes the Company is, or could reasonably be expected to be, liable as of or following the Closing Date that are payable in respect of any taxable period (or portion thereof) ending on or prior to the Closing Date

“Pre-Closing Tax Period” has the meaning set forth in Section 5.11(b).

“Proceeding” means any legal, administrative, arbitral or other proceeding, suit, action, governmental or regulatory investigation, mediation, audit or inquiry by or before any Governmental Authority.

“Product” means the following, including all strengths, formulations, dosage forms, presentations, line extensions and approved indications thereof: (a) MAT2203; (b) any pharmaceutical product that contains or comprises the Compound; and (c) any pharmaceutical product that incorporates or utilizes the LNC Platform for delivery of [***] or any other therapeutic compound.

“Proxy Statement” has the meaning set forth in Section 5.04(a).

“Purchase Price” has the meaning set forth in Section 1.01.

“Registration Statement” has the meaning set forth in Section 5.04(a).

“Regulatory Approval” means any and all approvals, licenses, registrations, authorizations or clearances required by a Governmental Authority for the manufacture, marketing, distribution, or sale of a Product in a given jurisdiction, including approval of a New Drug Application (NDA) by the FDA in the United States.

“Related Persons” has the meaning set forth in Section 3.18.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Requisite Seller Stockholder Approval” means the approval, at the Special Stockholder Meeting, of each of the Stockholder Approval Matters submitted to the vote of the stockholders of Seller in accordance with the Proxy Statement, by the requisite vote of the stockholders of the Seller as required by the Seller’s Organizational Documents, applicable Law and the Proxy Statement.

“Royalty Payment” has the meaning set forth in Section 7.01(a).

“Royalty Report” has the meaning set forth in Section 7.02(a).

“Royalty Term” has the meaning set forth in Section 7.01(a).

“Rutgers License Agreement” means that certain Second Amended and Restated Exclusive License Agreement by and between the Company and Rutgers, the State University of New Jersey, effective as of February 8, 2022.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Second Commercial Milestone” has the meaning set forth in Section 1.03(a)(iii).

“Second Commercial Milestone Payment” has the meaning set forth in Section 1.03(a)(iii).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Seller Board” means the board of directors of the Seller.

“Seller Board Change in Recommendation” has the meaning set forth in Section 5.02(d).

“Seller Common Stock” means the shares of common stock, par value $0.0001 per share, of the Seller.

“Seller Indemnified Parties” means Seller, its successors and permitted assigns, Affiliates, directors, officers, employees, shareholders, controlling Persons and agents.

“Seller Releasing Parties” has the meaning set forth in Section 5.12.

“Seller Releasing Party” has the meaning set forth in Section 5.12.

“Seller Triggering Event” shall be deemed to have occurred if: (a) the Seller Board shall have made a Seller Board Change in Recommendation; (b) the Seller Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Seller shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 5.02) in violation of the terms of this Agreement.

“Signing Filing” has the meaning set forth in Section 5.05(b).

“Signing Press Release” has the meaning set forth in Section 5.05(b).

“Special Stockholder Meeting” has the meaning set forth in Section 5.04(b).

“Stockholder Approval Matters” has the meaning set forth in Section 5.04(b).

“Subsequent Transaction” means any Acquisition Transaction (with all references to twenty percent (20%) in the definition of Acquisition Transaction being treated as references to fifty percent (50%) for these purposes).

“Subsidiary” means any Person in which the Company has a direct or indirect equity or ownership interest in excess of fifty percent (50%).

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Transaction being treated as references to greater than fifty percent (50%) for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of (or in violation of) this Agreement; and (b) is on terms and conditions that the Seller Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and outside financial advisors, if any, are more favorable, from a financial point of view, to the Seller’s stockholders, as applicable, than the terms of the Transaction.

“Superior Offer Notice Period” has the meaning set forth in Section 5.02(c).

“Tax” or “Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, social security, severance, stamp, escheat or abandoned property, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 8.03(b).

“Third Party” means any Person other than a Party or any of its Affiliates.

“Transaction” means the transactions contemplated by this Agreement and the other Transaction Agreements.

“Transaction Agreements” means this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement to which any Party is a party or to be executed by any Party in connection with the consummation of the Transaction.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

THE SELLER:

MATINAS BIOPHARMA HOLDINGS, INC.

By:	/s/ Jerome D. Jabbour
Name:	Jerome D. Jabbour
Title:	Chief Executive Officer

THE BUYER:

AZURITY PHARMACEUTICALS, INC.

By:	/s/ Ronald Scarboro
Name:	Ronald Scarboro
Title:	Chief Executive Officer

[Signature Page to Stock Purchase Agreement]